                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1) *

                               CE FRANKLIN LTD.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                     COMMON STOCK, NO PAR VALUE PER SHARE
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                   125151100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             GILBERT H. DAVIS, ESQ.
                          SIMS MOSS KLINE & DAVIS LLP
                      400 NORTHPARK TOWN CENTER, SUITE 310
                           1000 ABERNATHY ROAD, N.E.
                             ATLANTA, GEORGIA 30328
                                (770) 481-7210
--------------------------------------------------------------------------------
                 (Name, Address and Telephone Number of Persons
               Authorized to Receive Notices and Communications)


                               JANUARY 21, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the
following box [   ].

                                 SCHEDULE 13D
-----------------------
CUSIP NO. 125151100
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Thomas E. Claugus
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*    PF.00
 4

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            135,300

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          1,160,700
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             135,300

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          1,160,700
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      1,296,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      7.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------
CUSIP NO. 125151100
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bay Resource Partners, L.P.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*    WC,OO
 4

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          635,400
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          635,400
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      635,400

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      3.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------
CUSIP NO. 125151100
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Bay Resource Partners Offshore Fund, Ltd.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*    WC,OO
 4

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Cayman Islands
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          245,300
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          245,300
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      245,300

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D
-----------------------
CUSIP NO. 125151100
-----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      GMT, Inc.
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [X]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      SOURCE OF FUNDS*    WC,OO
 4

------------------------------------------------------------------------------
      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
      TO ITEMS 2(d) or 2(e) [_]
 5
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 6
      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     7
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      8
                          280,000
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     9
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
                     10
                          280,000
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
11
      280,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
12
      [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
13
      1.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
14
      CO
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7 (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

ITEM 1. SECURITY AND ISSUER.

     Pursuant to Rule 13d-2(a) of Regulation 13D-G of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Act"), the undersigned hereby amend their Schedule 13D Statement dated January 10, 1999 relating to the common stock, no par value, of CE FRANKLIN LTD. (the "Company") (such initial Schedule 13D shall hereinafter be referred to as the "Statement"). Unless otherwise indicated, all defined terms used in this Amendment No. 1 to the Statement (this "Amendment") shall have the same meanings as those set forth in the Statement. There has been no material change in the information included in the Statement except as regards the information contained in Item 5 of the Statement, which is supplemented as set forth below.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     As the result of additional purchases of Company stock by the parties filing this Statement, Mr. Claugus may now be deemed to be the beneficial owner of a total of 1,296,000 shares of the Company stock, representing approximately 7.8% of the issued and outstanding shares of the Company, under the rules and regulations of the Securities and Exchange Commission. Of these shares, 635,400 shares (approximately 3.8% of outstanding shares) are owned directly by Bay Onshore, 245,300 shares (approximately 1.5% of outstanding shares) are owned directly by Bay Offshore; 280,000 shares (approximately 1.7% of outstanding shares) are owned directly by GMT, Inc., and 135,300 shares (approximately 0.8% of outstanding shares) are owned by Mr. Claugus in his regular and individual retirement accounts. Mr. Claugus currently has sole power to direct the voting and disposition of all shares held by the Claugus Group.

     The percentages of outstanding shares of the Company stock set out in the preceding paragraph are computed based on a total of 16,550,509 outstanding shares of Company stock as previously indicated by a Company representative.

     During the past 60 days, the parties filing this Statement have engaged in the following transactions in shares of the Company stock in addition to those disclosed in the original Statement:

                              No. Of Shares       Price
Date             Party       Purchased/(Sold)   Per Share
-----------   ------------   ----------------   ---------

01/07/99      Bay Onshore             50,000      $ 1.895
01/21/99      Bay Onshore             30,000      $1.9947

01/07/99      Bay Offshore            60,500      $ 1.895
01/21/99      Bay Offshore            24,800      $1.9947

01/07/99      GMT, Inc.               50,000      $ 1.895
01/21/99      GMT, Inc.               30,000      $1.9947

Each of the above transactions was effected on the open market through The Toronto Stock Exchange or American Stock Exchange. No other person listed in response to Item 2 above owns beneficially any shares of the Company stock except as set forth herein.

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: January 21, 1999        /s/ Thomas E. Claugus
                              ---------------------------------------------
                              Thomas E. Claugus


                              BAY RESOURCE PARTNERS, L.P.

                              By: GMT Capital Corp., General Partner


Date: January 21, 1999        By:    /s/ Thomas E. Claugus
                              ---------------------------------------------
                                    Thomas E. Claugus, President


                              BAY RESOURCE PARTNERS OFFSHORE, LTD.



Date: January 21, 1999        By:    /s/ Thomas E. Claugus
                              ---------------------------------------------
                                    Thomas E. Claugus, Director


                              GMT, INC.



Date: January 21, 1999        By:    /s/ Thomas E. Claugus
                              ---------------------------------------------
                                    Thomas E. Claugus, President